Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the use and the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-107741 of NII Holdings, Inc. on Form S-3 of our report dated March 7, 2003 (which expresses an unqualified opinion and includes explanatory paragraphs referring to NII Holdings, Inc.’s reorganization under Chapter 11 of the United States Bankruptcy Code in 2002, the adoption of AICPA Statement of Position 90-7, “Financial Reporting for Entities in Reorganization under the Bankruptcy Code,” in 2002, the adoption of Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements,” in 2000, the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” on January 1, 2002 and the adoption of Emerging Issues Task Force Issue 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables,” on November 1, 2002), appearing in the Annual Report on Form 10-K of NII Holdings, Inc. for the year ended December 31, 2002 and to the reference to us under the headings “Summary Financial Data” and “Experts” in the Prospectus, which is part of this Amendment No. 1 to the Registration Statement.

DELOITTE & TOUCHE LLP

McLean, Virginia
August 28, 2003